Filed Pursuant to Rule 424(b)(3)

File Number 333-133393

PROSPECTUS SUPPLEMENT NO. 8

to Prospectus declared

effective on June 14, 2006

(Registration No. 333-133393)

WINMARK CORPORATION

This Prospectus Supplement No. 8 supplements our Prospectus declared effective June 14, 2006 (as previously supplemented by the prospectus supplements dated July 13, 2006, August 11, 2006, August 18, 2006, October 11, 2006, November 15, 2006, December 22, 2006 and February 12, 2007, collectively, the “Prospectus”).

You should read this Prospectus Supplement No. 8 together with the Prospectus.

On February 23, 2007, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 8 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 8 supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 8 is February 23, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):     February 23, 2007

Winmark Corporation

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	000-22012	41-1622691
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4200 Dahlberg Drive, Suite 100 Golden Valley, MN		55422-4837
(Address of Principal Executive Offices)		(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (612) 520-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.               Results of Operations and Financial Conditions

On February 23, 2007, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the fourth quarter ended December 30, 2006.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 5.03                Amendments to Articles of Incorporation for Bylaws, Change in Fiscal Year

(a)           On February 23, 2007, the Board of Directors of the Company approved an amendment to the Company’s Bylaws (“Amendment”), effective immediately, in order to (i) allow for non-certificated shares as required by current Nasdaq listing rules; and (ii) to update the Company’s name in the Bylaws.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full Amendment attached hereto as Exhibit 3.1.

Item 7.01                Regulation FD Disclosure

On February 23, 2007, Winmark Corporation (“Company”) announced in a press release its results of operations and financial condition for the fourth quarter ended December 30, 2006.  A copy of the press release is attached as Exhibit 99.1 of this Current Report on Form 8-K.

Item 9.01.               Financial Statements, Pro Forma Financial Information and Exhibits.

(c)           Exhibits

3.1	Amendment to Amended and Restated Bylaws of Winmark Corporation, dated February 23, 2007

99.1	Press Release dated February 23, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WINMARK CORPORATION

WINMARK CORPORATION

Date: February 23, 2007	By:	/s/ Brett D. Heffes
Brett D. Heffes
Chief Financial Officer and Treasurer

EXHIBIT INDEX

to

Form 8-K

Winmark Corporation

Exhibit Number	Exhibit Description
3.1	Amendment to Amended and Restated Bylaws of Winmark Corporation, dated February 23, 2007

99.1	Press Release dated February 23, 2007

Exhibit 3.1

Amendment

Dated February 23, 2007

To the Amended and Restated Bylaws of

Grow Biz International, Inc.

(n/k/a Winmark Corporation)

Section 6.1 of the Company’s Bylaws is hereby amended and restated in its entirety as follows:

            “6.1.     Certificates for Shares.  The shares of the corporation may be either certificates shares or uncertificated shares or a combination thereof.  A resolution approved by a majority of the directors on the Board of Directors may provide that some or all of any or all classes and series of the shares of the corporation will be uncertificated shares.  Every owner of shares of the Corporation shall be entitled to a certificate, in such form as prescribed by law and adopted by the Board of Directors, certifying the number of shares of the Corporation owned by the shareholder.  The certificates for such shares shall be numbered (separately for each class) in the order in which they shall be issued and shall be signed in the name of the Corporation by the Chief Executive Officer and by the Chief Financial Officer or by any other officers of the Corporation authorized by the Board of Directors.  Signatures of the officers upon a certificate may be facsimiles if authorized by a transfer agent or registered by a registrar other than the Corporation.  Certificates on which a facsimile signature of a former officer appears may be issued with the same effect as if he were such officer on the date of issue.”

Section 6.2 of the Company’s Bylaws is hereby amended and restated in its entirety as follows:

            “6.2.  Shareholders Records.  As used in these Bylaws, the term “shareholder” shall mean the person, firm, corporation or other entity in whose names outstanding shares of the Corporation are currently registered on the books of the Corporation.  A record shall be kept of the name of the person, firm, corporation or other entity owning the shares, the dates thereof and, in the case of cancellation, the dates of cancellation.  Every certificate surrendered to the Corporation for exchange or transfer shall be cancelled and no new certificate or certificates shall be issued in exchange for any existing certificate until such existing certificate shall have been so cancelled, except as provided for in Section 6.4 of this Article VI.”

Section 6.3 of the Company’s Bylaws is hereby amended and restated in its entirety as follows:

            “6.3.  Transfer of Shares.  Transfer of shares on the books of the Corporation may be authorized only by the shareholder named in the certificate, his legal representative or his duly authorized attorney-in-fact, and, in the case of certificated shares, upon surrender for cancellation of the certificate or certificates for such shares.  The shareholder in whose name shares stand on the books of the Corporation shall be deemed and the owner thereof for all purposes as regard the Corporation; provided, that when any transfer of shares shall be made as collateral and not absolutely, such fact, if known to the Chief Executive Officer of the Corporation or to the transfer agent, shall be so expressed in the entry of transfer.

The Title of the Company’s Bylaws is hereby amended and restated in its entirety as follows:

“Bylaws of Winmark Corporation”

Exhibit 99.1

Contact:                 John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION ANNOUNCES YEAR END RESULTS

Minneapolis, MN (February 23, 2007)  —  Winmark Corporation (Nasdaq: WINA) announced today net income for the year ended December 30, 2006 of $3,421,300 or $.57 per share diluted, compared to net income of $2,100,000 or $.33 per share diluted, in 2005.  The fourth quarter 2006 net income was $819,400, or $.14 per share diluted, compared to net loss of ($68,600), or ($.01) per share diluted, for the same period last year.  Revenues for the year were $27,370,500, up from $26,599,800 in 2005.

John Morgan, Chairman and Chief Executive Officer, stated, “The results of 2006 were held down by the continued expense of organically growing our two leasing companies:  Wirth Business Credit™ and Winmark Capital®.  We fully expect these two entities to grow and contribute in future years.  Our franchise business has, as always, been the foundation of our company thanks to the hard work of our franchisees and employees.”

Winmark Corporation creates, supports and finances business.  At December 30, 2006, there were 836 franchises in operation under the brands Play It Again Sports®, Once Upon A Child®, Plato’s Closet®, Music Go Round® and Wirth Business Credit™.  An additional 55 franchises have been awarded but are not open.  In addition, at December 30, 2006, the Company had loans and leases equal to $22.3 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements.

WINMARK CORPORATION

CONDENSED BALANCE SHEETS

(unaudited)

	December 30, 2006	December 31, 2005
ASSETS
Current Assets:
Cash and cash equivalents	$1,037,800	$2,947,700
Receivables, less allowance for doubtful accounts of $66,900 and $188,700	2,203,500	1,836,300
Investment in direct finance leases	5,777,400	1,478,200
Income tax receivable	812,700	620,500
Inventories	68,700	67,000
Prepaid expenses and other	1,435,100	785,700
Deferred income taxes	191,500	776,800
Total current assets	11,526,700	8,512,200
Long-term investment in leasing operations	12,474,000	5,492,400
Long-term investments	11,500,000	11,000,000
Long-term notes receivables, net	73,800	94,300
Property and equipment, net	573,500	448,600
Other assets, net	625,800	625,800
Deferred income taxes	832,300	375,400
	$37,606,100	$26,548,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Line of credit	$600,000	$—
Current renewable subordinated notes	3,239,600	—
Accounts payable	1,608,100	1,156,400
Accrued liabilities	2,029,700	1,435,900
Current discounted lease rentals	157,300	147,600
Rents received in advance	479,300	167,600
Current deferred revenue	1,116,100	829,100
Total current liabilities	9,230,100	3,736,600
Long-term renewable subordinated notes	12,138,600	-

Long-term discounted lease rentals	41,000	185,600

Long-term deferred revenue	441,400	339,600

Shareholder’s Equity:
Common stock, no par, 10,000,000 shares authorized, 5,657,042 and 6,049,037 shares issued and outstanding	550,000	3,840,500
Retained earnings	15,205,000	18,446,400

Total shareholders’ equity	15,755,000	22,286,900
	$37,606,100	$26,548,700

WINMARK CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

	Quarter Ended		Fiscal Year Ended
	December 30, 2006	December 31, 2005	December 30, 2006	December 31, 2005
REVENUE:
Royalties	$4,891,600	$4,921,600	$19,212,100	$17,875,000
Merchandise sales	936,000	1,260,900	4,469,300	6,654,600
Leasing income	642,900	163,300	1,852,700	437,100
Franchise fees	265,000	307,500	1,245,700	1,052,500
Other	148,800	148,300	590,700	580,600
Total revenue	6,884,300	6,801,600	27,370,500	26,599,800

COST OF MERCHANDISE SOLD	904,700	1,040,600	4,283,300	5,505,800
LEASING EXPENSE	95,900	6,200	227,100	6,800
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,564,000	4,915,000	17,498,600	16,593,100
Income from operations	1,319,700	839,800	5,361,500	4,494,100
GAIN (LOSS) FROM EQUITY INVESTMENTS	250,000	(980,100)	250,000	(1,168,900)
GAIN ON SALE OF INVESTMENTS	—	9,600	—	27,000
INTEREST EXPENSE	(299,400)	—	(728,700)	-
INTEREST AND OTHER INCOME	120,700	79,000	867,300	303,100
Income (loss) before income taxes	1,391,000	(51,700)	5,750,100	3,655,300
PROVISION FOR INCOME TAXES	(571,600)	(16,900)	(2,328,800)	(1,555,300)
NET INCOME (LOSS)	$819,400	$(68,600)	$3,421,300	$2,100,000
EARNINGS (LOSS) PER SHARE - BASIC	$.15	$(.01)	$.59	$.35
EARNINGS (LOSS) PER SHARE - DILUTED	$.14	$(.01)	$.57	$.33
WEIGHTED AVERAGE SHARES OUTSTANDING — BASIC	5,642,866	5,998,787	5,791,503	6,018,197
WEIGHTED AVERAGE SHARES OUTSTANDING — DILUTED	5,819,279	6,335,904	6,006,969	6,358,167